Exhibit 10.1

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE

TO GUARANTOR SECURITY AGREEMENT, AND WAIVER

THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT, AMENDMENT NUMBER ONE TO GUARANTOR SECURITY AGREEMENT, AND WAIVER (this “Amendment”), dated as of May 31, 2013, is entered into by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), and the undersigned Subsidiaries of Borrower, and in light of the following:

W I T N E S S E T H

WHEREAS, Lender and Borrower are parties to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Lender and the undersigned Subsidiaries of Borrower are parties to that certain Guarantor Security Agreement, dated as of April 16, 2012 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guarantor Security Agreement”);

WHEREAS, reference is made to (a) that certain Extension under Credit Agreement Letter dated, as of April 13, 2012, by and between Lender and Borrower, (b) that certain Second Extension under Credit Agreement Letter, dated as of May 31, 2012, by and between Lender and Borrower, (c) that certain Third Extension under Credit Agreement Letter, dated as of June 28, 2012, by and between Lender and Borrower, (d) that certain Extension Under Credit Agreement Letter, dated as of July 31, 2012 and effective July 30, 2012, by and between Lender and Borrower, (e) that certain Extension Under Credit Agreement and Waiver Letter, dated as of August 31, 2012, by and among Lender, Borrower, and Subsidiary Guarantors, (f) that certain Extension Under Credit Agreement Letter, dated as of September 28, 2012, by and among Lender, Borrower, and Subsidiary Guarantors, (g) that certain Extension Under Credit Agreement Letter, dated as of October 31, 2012, by and among Lender, Borrower, and Subsidiary Guarantors, (h) that certain Extension Under Credit Agreement Letter, dated as of November 30, 2012, by and among Lender, Borrower, and Subsidiary Guarantors, (i) that certain Extension Under Credit Agreement Letter, dated as of December 21, 2012, by and among Lender, Borrower, and Subsidiary Guarantors, (j) that certain Extension Under Credit Agreement Letter, dated as of January 28, 2013, by and among Lender, Borrower, and Subsidiary Guarantors, (k) that certain Extension Under Credit Agreement Letter, dated as of February 26, 2013, by and among Lender, Borrower, and Subsidiary Guarantors, (l) that certain Extension Under Credit Agreement Letter, dated as of March 29, 2013, by and among Lender, Borrower, and Subsidiary Guarantors, and (m) that certain Extension Under Credit Agreement Letter, dated as of April 29, 2013 (the “Thirteenth Extension Letter”), by and among Lender, Borrower, and Subsidiary Guarantors (collectively, the “Extension Letters”);

WHEREAS, the following Events of Default have occurred and are continuing under the Credit Agreement: (a) an Event of Default under Section 7.01(e) of the Credit Agreement as a result of Borrower’s failure to comply with Section 5.04 of the Credit Agreement in not timely filing with the United States Securities and Exchange Commission its Form 10-Qs for the fiscal quarters ended August 31, 2012, November 30, 2012, and February 28, 2013, (b) an Event of Default under Section 7.01(e) of the Credit Agreement as a result of Borrower’s failure to comply with Section 5.02 of the Credit Agreement in not maintaining books and records in accordance with GAAP prior to the date hereof, (c) an Event of Default under Section 7.01(b) of the Credit Agreement as a result of the representations made by Borrower in the first sentence of Section 3.05 of the Credit Agreement and in Section 3.13 of the Credit Agreement on the Closing Date, and in connection with the Advances made subsequent to the Closing Date and prior to the date hereof, with respect to financial statements of Borrower delivered to Lender prior to the date hereof, and (d) an Event of Default under Section 7.01(b) of the Credit Agreement as a result of financial statements and certificates delivered in connection therewith prior to the date hereof (the Events of Default described in the foregoing clauses (a), (b), and (c), the “Designated Events of Default”);

WHEREAS, Borrower has requested that Lender: (a) make certain amendments to the Credit Agreement and the Guarantor Security Agreement, and (b) waive the Designated Events of Default that have occurred and are continuing; and

WHEREAS, upon the terms and conditions set forth herein, Lender is willing to accommodate Borrower’s requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 6 hereof:

(a) Section 1.01 of the Credit Agreement is hereby amended and modified by adding the definitions set forth below in proper alphabetical order:

““Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.”

““Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty set forth in Section 8.06 of such Subsidiary Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Subsidiary Guaranty or security interest is or becomes illegal.”

““Financial Covenant Liquidity Amount” means (a) as of any date of determination prior to occurrence of the Financial Statement Event, $10,000,000, and (b) as of any date of determination subsequent to occurrence of the Financial Statement Event, $5,000,000.”

““Financial Statement Event” means, as of any date of determination, that all of the following clauses are satisfied: (a) the Restatement Completion has occurred and no Event of Default has occurred and is continuing, (b) Borrower has filed with the United States Securities and Exchange Commission its Annual Reports on Form 10-K for Borrower’s fiscal years ended May 31, 2012 and ended May 31, 2013 (each with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09 of the Credit Agreement)), and (c) Borrower has delivered to Lender consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for each such fiscal year and a duly completed Compliance Certificate executed by a senior financial officer of Borrower for each such fiscal year.”

““First Lien Leverage Ratio” means, as of any date of determination the result of (a) the amount of Borrower’s Funded Indebtedness (other than Funded Indebtedness secured by a Lien that has been contractually subordinated to the Lien securing the Advances) as of such date, to (b) Borrower’s TTM EBITDA.”

““NASDAQ Listing Event” means, as of any date of determination, that all of the following clauses are satisfied: (a) the Financial Statement Event has occurred and Borrower has otherwise made all required filings with the United States Securities and Exchange Commission required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as of such date of determination and has regained compliance with applicable federal securities laws, (b) no Event of Default has occurred and is continuing, and (c) the shares of Borrower are re-listed on The NASDAQ Global Select Stock Market.”

““Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

““Restatement Completion” means that Borrower has restated its annual financial results for fiscal years 2010, 2011, and 2012, which restated financials are audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (a) to have been prepared in accordance with GAAP, and (b) without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09 hereof), and has delivered such restated financials to Lender.”

““Restatement Projections” has the meaning set forth in Section 5.03(g) hereof.”

““Restatement-Related Event” means (a) any event partially or wholly contributing to (i) the need to conduct the Restatement Completion or (ii) the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market and/or (b) the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation.”

““Saba Prerestatement Standards” means accounting principles generally consistent with those used by Borrower for financial information and revenue accounting during periods prior to the Restatement Completion when Borrower filed quarterly and annual reports with the United States Securities and Exchange Commission.”

““SEC Investigation” means the investigation by the staff of the San Francisco office of the United States Securities and Exchange Commission pending on and prior to May 31, 2013, which, Borrower believes, focuses on Borrower financial accounting, reporting and controls related to Restatement-Related Events.”

““Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).”

““Swap Obligation” means, with respect to Borrower or any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.”

(b) Section 1.01 of the Credit Agreement is hereby amended and modified by deleting “75%” in the definition of “Credit Amount” and replacing it with “50%”.

(c) Section 1.01 of the Credit Agreement is hereby amended and modified by inserting the following language immediately before the “.” at the end of the definition of “Guaranteed Obligations”:

“; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Guaranteed Obligations shall exclude any Excluded Swap Obligation.”

(d) Section 1.01 of the Credit Agreement is hereby amended and modified by amending the definition of “EBITDA” as follows:

(i) deleting the “and” at the end of clause (c)(ix) of the definition of “EBITDA”;

(ii) replacing the period at the end of clause (c)(x) of the definition of “EBITDA” with “, and”;

(iii) adding a new clause (c)(xi) immediately after clause (c)(x) of the definition of “EBITDA” as follows:

“(xi) fees, costs, and charges incurred prior to August 31, 2013 in connection with the Restatement-Related Events in an aggregate amount not to exceed $4,000,000 for the three months ended May 31, 2013 and $8,000,000 for the six months ended August 31, 2013”; and

(iv) replacing the phrase “in each case, determined on a consolidated basis in accordance with GAAP” in the penultimate paragraph thereof with “in each case, determined on a consolidated basis (x) for all periods prior to the Restatement Completion, generally consistent with the Saba Prerestatement Standards, and (y) for all periods on or after the Restatement Completion, in accordance with GAAP.”

(e) Section 1.01 of the Credit Agreement is hereby amended and modified by deleting the definition of “Leverage Ratio”.

(f) Section 1.01 of the Credit Agreement is hereby amended and modified by deleting the reference to “(assuming that Availability plus Qualified Cash of Borrower and its Domestic Subsidiaries was less than $15,000,000 as of the end of each of such fiscal quarters)” contained in clause (e) of the definition of “Permitted Acquisition”.

(g) Section 2.01(a)(i) of the Credit Agreement is hereby amended and modified by deleting the phrase “a promissory note dated as of June 27, 2011” and replacing such phrase with the phrase “an amended and restated promissory note dated as of May 31, 2013”.

(h) Section 2.02(a)(ii) of the Credit Agreement is hereby amended and modified to delete the reference to “$5,000,000” and replace such reference with “$2,000,000”.

(i) Section 3.04 of the Credit Agreement is hereby amended and modified by inserting immediately prior to the “.” at the end of the first sentence thereof, the phrase “, other than the SEC Investigation”.

(j) Section 3.05 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“3.05 CORRECTNESS OF FINANCIAL STATEMENTS. All historical financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender since May 17, 2011 have been prepared in accordance with (a) for all periods prior to the Restatement Completion, the Saba Prerestatement Standards, and (b) for all periods on or after the Restatement Completion, GAAP (except, in each case, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower and its Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since August 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to Borrower and its Subsidiaries (other than the need to conduct the Restatement Completion, the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation).

(k) Section 3.13 of the Credit Agreement is hereby amended and modified by inserting:

(i) immediately prior to the proviso in the first sentence thereof, the phrase “(in each case, except to the extent that such untruth or omission is related to any statement made prior to the Restatement Completion in connection with delivery of financial statements that are being restated in connection with the Restatement Completion)”; and

(ii) immediately prior to the “.” at the end of the second sentence thereof, the phrase “(in each case, except for projections delivered prior to the Restatement Completion that are impacted by any Restatement-Related Event)”.

(l) Section 3.14 of the Credit Agreement is hereby amended and modified by inserting, immediately prior to the “.” at the end of the first sentence thereof, the phrase “(except in connection with Borrower’s failure to timely file with the United States Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 29, 2012, August 31, 2012, November 30, 2012, and February 28, 2013 and its Annual Reports on Form 10-K for the fiscal years ended May 31, 2012 and May 31, 2013)”.

(m) Section 3.17 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“3.17 SOLVENCY. Borrower and each Subsidiary Guarantor is Solvent. None of Borrower or any Subsidiary Guarantor will be rendered not Solvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.”

(n) Section 5.02 of the Credit Agreement is hereby amended and modified by replacing the reference to “GAAP” with “(a) for all periods prior to the Restatement Completion, the Saba Prerestatement Standards, and (b) for all periods on or after the Restatement Completion, GAAP”.

(o) Section 5.03(a) of the Credit Agreement is hereby amended and modified by inserting, immediately following the phrase “each fiscal year of Borrower” therein, the phrase “beginning with the fiscal year ending May 31, 2013 (provided that, for the fiscal year ending May 31, 2013, such 120 day period shall not apply and instead the applicable deadline shall be the 90th (ninetieth) day following the Restatement Completion)”.

(p) Section 5.03(b) of the Credit Agreement is hereby amended and modified in its entirety as follows:

“(b) promptly after the sending or filing thereof, but in no event later than forty-five (45) days after and as of the end of each fiscal quarter of Borrower, (i) beginning with the first fiscal quarter ending after the 90th (ninetieth) day following the Restatement Completion, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission, and (ii) the consolidated and consolidating financial statements of Borrower, prepared by Borrower, to include balance sheets, income statements, statements of retained earnings and statements of cash flows and a duly completed Compliance Certificate executed by a senior financial officer of Borrower;”

(q) Section 5.03(g) of the Credit Agreement is hereby amended and modified by (i) adding “(i)” at the beginning thereof, (ii) replacing the “(i)” in the first line thereof with “(A)”, (iii) replacing the “(ii)” in the first line thereof with “(B)”, and (iv) inserting the following language immediately prior to the “;” at the end thereof:

“, and (ii) within 10 Business Days of the Restatement Completion, an updated business plan, in form provided to Borrower’s board of directors and otherwise reasonably satisfactory to Lender, and with underlying assumptions which are reasonable under the circumstances, through the fiscal quarter ended August 31, 2015, on a fiscal quarter by fiscal quarter basis, certified by the senior financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the periods covered thereby (the “Restatement Projections”);”

(r) Section 5.03(h) of the Credit Agreement is hereby amended and modified by deleting the word “and” where it appears at the end thereof.

(s) Section 5.03(i) of the Credit Agreement is hereby amended and modified (i) by moving the language in existing paragraph (i) to constitute a new paragraph (j) identical to existing paragraph (i), and (ii) causing new paragraph (i) to read in its entirety as follows:

“(i) Borrower shall deliver to Lender (a) a copy of its Annual Report on Form 10-K for Borrower’s fiscal year ended May 31, 2012 filed by Borrower with the United States Securities and Exchange Commission (with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)), (b) consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for Borrower’s fiscal year ended May 31, 2012, and (c) a duly completed Compliance Certificate executed by a senior financial officer of Borrower for Borrower’s fiscal year ended May 31, 2012, in each case on or before September 30, 2013; and”.

(t) Section 5.05 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“5.05 INSURANCE. At Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located and covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender, as its interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Lender, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Lender and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Lender may arrange for such insurance, but at Borrower’s expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.”

(u) Section 5.08 of the Credit Agreement is hereby amended and modified by (i) replacing the phrase “Lender of any” in the first line thereof with the phrase “Lender of (a) any”, and (ii) inserting the following immediately prior to the “.” at the end thereof:

“, (b) any litigation pending or, to Borrower’s knowledge, threatened in writing against Borrower or any of its Subsidiaries, that is related to the Restatement Completion or the NASDAQ Listing Event, or (c) any investigation or proceeding by any Governmental Authority that is related to the Restatement Completion or the NASDAQ Listing Event.”

(v) Section 5.09 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“5.09 FINANCIAL COVENANTS.

(a) Borrower shall have EBITDA of at least the required amount set forth in the table set forth in Schedule 5.09 for the applicable period set forth opposite thereto; provided that, upon the delivery of the Restatement Projections to Lender, the EBITDA required amount set forth in Schedule 5.09 for each period set forth in Schedule 5.09 shall be re-set to eliminate the impact of the Restatement Completion on the Restatement Projections, subject to the satisfaction of Lender.

(b) Borrower shall maintain Availability plus Qualified Cash of an amount greater than or equal to the applicable Financial Covenant Liquidity Amount at all times.”

(w) Section 5.10(d) of the Credit Agreement is hereby amended and modified by deleting therefrom the phrase “uninsured or partially uninsured”.

(x) Section 6.03(c) of the Credit Agreement is hereby amended and modified by replacing the phrase “Two Million Dollars ($2,000,000.00)” therein with the phrase “Four Million Dollars ($4,000,000.00)”.

(y) Section 7.01(b) of the Credit Agreement is hereby amended and modified by inserting immediately prior to the “.” at the end of the first sentence thereof, the phrase “(other than due to any financial statement furnished to Lender prior to the Restatement Completion being prepared in accordance with Saba Prerestatement Standards)”.

(z) Section 7.01(c) of the Credit Agreement is hereby amended and modified by inserting, immediately following the word “Sections” therein, the phrase “5.03(i), ”.

(aa) Section 7.01(h) of the Credit Agreement is hereby amended and modified by inserting after the phrase “One or more judgments, orders, or awards for the payment of money” therein the phrase “(including any judgments or orders to pay fines, penalties, or other amounts in connection with the SEC Investigation)”.

(bb) Section 7.01(i) of the Credit Agreement is hereby amended and modified by inserting immediately prior to the “.” at the end thereof, the phrase “(other than the need to conduct the Restatement Completion, the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, and the SEC Investigation)”.

(cc) Section 8.06 of the Credit Agreement is hereby amended and modified by adding the following new clause (n) at the end thereof:

“(n) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by Borrower or any other Subsidiary Guarantor to guaranty and otherwise honor all Guaranteed Obligations in respect of Swap Obligations (provided, that each Qualified ECP Guarantor shall only be liable under this Section 8.06(n) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.06(n), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.06(n) shall remain in full force and effect until payment in full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 8.06(n) constitute, and this Section 8.06(n) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”

(dd) Exhibit A to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit A attached hereto.

(ee) Exhibit D to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit B attached hereto.

(ff) Schedule 2 to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit C attached hereto.

(gg) Schedule 5.09 to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit D attached hereto.

(hh) The Credit Agreement and all Exhibits thereto are hereby amended and modified to delete each reference to “Bill Slater” in Borrower’s address and to replace each such reference with “Mark Robinson”.

3. Amendment to Guarantor Security Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 6 hereof, Section 2 of the Guarantor Security Agreement is hereby amended by inserting, at the end thereof, the following: “Anything to the contrary contained in this Section 2 notwithstanding, the Secured Obligations shall exclude any Excluded Swap Obligation.”

4. Waiver Related to Reports and Financial Statements. Lender hereby (a) waives any requirement for Borrower to deliver to Lender any reports, financial statements, or certificates (the “Deliverables”) specifically described in, and the subject of, the Extension Letters unless such Deliverables are required to be delivered pursuant to any provision of this Amendment; and (b) acknowledges that notwithstanding anything in the Extension Letters or any other Loan Documents to the contrary, the failure of Borrower to deliver the Deliverables on the dates specified in the Thirteenth Extension Letter shall not constitute an Event of Default.

5. Waiver of Designated Events of Default. Anything in the Credit Agreement and the other Loan Documents to the contrary notwithstanding, and subject to the satisfaction or waiver of the conditions precedent set forth in Section 6 hereof, Lender hereby waives the Designated Events of Default; provided, however, nothing herein, nor any communications among Borrower, any Subsidiary Guarantor, or Lender, shall be deemed a waiver with respect to any Events of Default, other than the Designated Events of Default, or any future failure of Borrower or any Subsidiary Guarantor to comply fully with any provision of the Credit Agreement or any provision of any other Loan Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Lender’s rights or remedies under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all indebtedness of Borrower under each of the Loan Documents immediately due and payable pursuant to Section 7.02(a) of the Credit Agreement, with respect to any other Events of Default now existing or hereafter arising. Except as expressly provided herein, each Lender hereby reserves and preserves all of its rights and remedies against Borrower and any Subsidiary Guarantor under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all indebtedness of Borrower under each of the Loan Documents immediately due and payable pursuant to Section 7.02(a) of the Credit Agreement.

6. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of the Amendment:

(a) Lender shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

(b) Lender shall have received an original of the Line of Credit Note in the form of Exhibit B attached hereto, duly and executed and delivered by Borrower, and the same shall be in full force and effect.

(c) Lender shall have received an amendment fee of $25,000, which amendment fee shall be earned in full and due and payable on the date hereof.

(d) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(f) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

7. Representations and Warranties. Each of Borrower and each Subsidiary Guarantor hereby represents and warrants to Lender as follows:

(a) It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b) The execution, delivery, and performance by it of this Amendment (i) has been duly authorized by all necessary action of Borrower or such Subsidiary Guarantor, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or such Subsidiary Guarantor, the Organizational Documents of Borrower or such Subsidiary Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or such Subsidiary Guarantor, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Borrower or such Subsidiary Guarantor where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or such Subsidiary Guarantor, other than Permitted Liens, or (D) require any approval of any holder of Equity Interest of Borrower or such Subsidiary Guarantor or any approval or consent of any Person under any material agreement of Borrower or such Subsidiary Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by Borrower or such Subsidiary Guarantor. This Amendment is a party is the legally valid and binding obligation of Borrower or such Subsidiary Guarantor, enforceable against Borrower or such Subsidiary Guarantor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(e) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

(f) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) As of the date hereof, there is (i) no litigation pending that is related to the Restatement Completion or the NASDAQ Listing Event, and (ii) no investigation or proceeding by any Governmental Authority that is related to the Restatement Completion or the NASDAQ Listing Event other than the SEC Investigation.

8. Payment of Costs and Fees. Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and disbursements of outside counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

9. Release.

(a) Borrower hereby acknowledges and agrees that as of May 17, 2013, the aggregate outstanding principal amount of the indebtedness under the Credit Agreement and the other Loan Documents (including the Line of Credit Note) was $25,853,968.60 and that such principal amount is payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b) Effective on the date hereof, each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to Borrower or such Subsidiary Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Borrower and each Subsidiary Guarantor each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If Borrower or any Subsidiary Guarantor or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

10. Choice of Law; Arbitration. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND ARBITRATION SET FORTH IN SECTIONS 8.12 AND 8.13 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

11. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

12. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement and the Guarantor Security Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default (other than the Designated Events of Default), shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrower remains in the sole and absolute discretion of Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) Upon and after the effectiveness of this Amendment, each reference in the Guarantor Security Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Guarantor Security Agreement, and each reference in the other Loan Documents to “the Guarantor Security Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Guarantor Security Agreement, shall mean and be a reference to the Guarantor Security Agreement as modified and amended hereby.

(d) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement or the Guarantor Security Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Guarantor Security Agreement as modified or amended hereby.

(e) This Amendment is a Loan Document.

(f) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

13. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

14. Reaffirmation of Obligations. Borrower and each Subsidiary Guarantor hereby reaffirms its obligations under each Loan Document to which it is a party, as amended hereby. Borrower and each Subsidiary Guarantor hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreements or any other Loan Document, to Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each of Borrower and each Subsidiary Guarantor hereby further does grant to Lender for the benefit of itself and the Bank Product Providers, a perfected security interest in the Collateral in order to secure all of its present and future obligations under the Loan Documents.

15. Ratification. Borrower and each Subsidiary Guarantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and as amended hereby.

16. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17. Subsidiary Guarantors. Each of the undersigned Subsidiary Guarantors consent to the amendments to the Credit Agreement and waiver contained herein. Although the undersigned Subsidiary Guarantors have been informed of the matters set forth herein with respect to the Credit Agreement and have consented to same, each Subsidiary Guarantor understands that Lender has no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents or amendments related to the Credit Agreement (other than Section 8.06), and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SABA SOFTWARE, INC.,
a Delaware corporation, as Borrower

By:	/s/ Peter Williams

Name:	Peter Williams

Title:	Executive Vice President

HAL ACQUISITION SUB INC., a Delaware corporation, as a Subsidiary Guarantor

By:	/s/ Peter Williams

Name:	Peter Williams

Title:	Executive Vice President

HUMANCONCEPTS, LLC, a California limited liability company, as a Subsidiary Guarantor

By:	/s/ Peter Williams

Name:	Peter Williams

Title:	Executive Vice President

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Daniel Morihoro

Name:	Daniel Morihoro

Title:	Director

EXHIBIT A

EXHIBIT A TO

CREDIT AGREEMENT

[FORM OF] COMPLIANCE CERTIFICATE

WELLS FARGO BANK, NATIONAL ASSOCIATION

c/o Wells Fargo Capital Finance, LLC

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Attn: Technology Finance Manager

Facsimile: (310) 453-7442

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party thereto as Subsidiary Guarantors (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned hereby certifies that:

1. I am the duly elected [chief executive] [chief financial] officer of Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the [fiscal quarter] [fiscal year] covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and we have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or an Event of Default, during or at the end of the [fiscal quarter] [fiscal year] covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 5.03 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate present fairly, in all material respects, the financial condition of Borrower, as of the date and for the [fiscal quarter] [fiscal year] covered thereby; and

5. Schedule I hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, including Sections 5.09, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.07 thereof, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrowers have taken, are taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this              day of              201    .

SABA SOFTWARE, INC., a Delaware corporation

By:
Name:
	Title:	[Chief Executive] [Chief Financial] Officer

SCHEDULE I

TO COMPLIANCE CERTIFICATE

Compliance Calculations

for Amended and Restated Credit Agreement dated as of June 27, 2011

Calculations as of [                    ,     ]

for [fiscal quarter][fiscal year] ending [                    ,     ]

A. EBITDA (SECTION 5.09(a))

1. EBITDA FOR THE [3][6][9][12] MONTHS ENDED AS OF THE END OF SUCH [FISCAL YEAR][FISCAL QUARTER]:	$

2. LINE A1 MUST BE GREATER THAN:	$

3. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

B. AVAILABILITY PLUS QUALIFIED CASH (SECTION 5.09(b))

1. AVAILABILITY PLUS QUALIFIED CASH WAS AT ALL TIMES DURING THE PRIOR [FISCAL QUARTER][FISCAL YEAR] GREATER THAN OR EQUAL TO $

2. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

C. MAXIMUM OTHER INDEBTEDNESS (SECTION 6.03)

1. CAPITAL LEASES OF BORROWER AND EACH SUBSIDIARY GUARANTOR CURRENTLY OUTSTANDING:	$

2. LINE C1 MUST NOT BE GREATER THAN:	$4,000,000.00

3. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

D. TRANSFER OF ASSETS (SECTION 6.04(B))

1. AMOUNT OF ASSETS DISPOSED BY BORROWER AND EACH SUBSIDIARY GUARANTOR IN A SINGLE TRANSACTION NOT COVERED BY SECTION 6.04(B)(II)(A) – 6.04(B)(II)(E):	$

2. AGGREGATE AMOUNT OF ASSETS DISPOSED BY BORROWER AND EACH SUBSIDIARY GUARANTOR IN ALL TRANSACTIONS NOT COVERED BY SECTION 6.04(B)(II)(A) – 6.04(B)(II)(E):	$

3. LINE D1 MUST NOT BE GREATER THAN:	$1,000,000.00

4. LINE D2 MUST NOT BE GREATER THAN:	$5,000,000.00

5. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

E. GUARANTIES (SECTION 6.05)

1. ALL GUARANTEES BY BORROWER AND EACH SUBSIDIARY GUARANTOR NOT COVERED BY SECTION 6.05(A) OR (B):	$

2. LINE E1 MUST NOT BE GREATER THAN:	$1,000,000.00

3. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

F. ADVANCES AND INVESTMENTS (SECTION 6.06)

1. AGGREGATE AMOUNT OF CASH ACQUISITION CONSIDERATION FOR ALL PERMITTED ACQUISITIONS:	$

2. INTERCOMPANY LOANS OR ADVANCES TO ANY SUBSIDIARY OF BORROWER	$

3. ANY EVENTS OF DEFAULT AT THE TIME OF, OR RESULTING FROM, ANY LOANS OR ADVANCES DESCRIBED IN LINE F2?	☐ Yes / ☐ No

4. AVAILABILITY PLUS QUALIFIED CASH IN EXCESS OF $10,000,000 AT THE TIME OF, AND AFTER GIVING EFFECT TO, ANY LOANS OR ADVANCES DESCRIBED IN LINE F2?	☐ Yes / ☐ No

5. ALL LOANS, ADVANCES OR INVESTMENTS NOT COVERED BY SECTION 6.06(A) THROUGH (G):	$

6. ALL ADVANCES TO EMPLOYEES IN THE ORDINARY COURSE OF BUSINESS:	$

7. LINE F1 MUST NOT BE GREATER THAN:	$40,000,000.00

8. LINE F5 MUST NOT BE GREATER THAN:	$250,000.00

9. LINE F6 MUST NOT BE GREATER THAN:

10. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

G. DIVIDENDS, DISTRIBUTIONS (SECTION 6.07)

1. AGGREGATE OF ALL REPURCHASES OF BORROWER’S STOCK DURING THE PRIOR TWELVE CONSECUTIVE MONTH PERIOD:	$

2. LINE G1 MUST NOT BE GREATER THAN	$20,000,000.00

3. ANY EVENTS OF DEFAULT AT THE TIME OF EACH SUCH REPURCHASE?	☐ Yes / ☐ No

4.      AVAILABILITY PLUS QUALIFIED CASH IN EXCESS OF $30,000,000 AT THE TIME OF EACH SUCH REPURCHASE (EXCEPT FOR REPURCHASES NOT IN EXCESS OF $10,000,000 IN THE AGGREGATE SO LONG AS AVAILABILITY PLUS QUALIFIED CASH IS IN EXCESS OF $15,000,000 AT THE TIME OF EACH SUCH REPURCHASE)?

☐ Yes / ☐ No

3. BORROWER IS IN COMPLIANCE (CHECK YES OR NO):	☐ Yes / ☐ No

H. FIRST LIEN LEVERAGE RATIO

1. FUNDED INDEBTEDNESS AS OF THE END OF SUCH [FISCAL YEAR][FISCAL QUARTER]:	$

2. TTM EBITDA FOR THE 12 MONTHS ENDED AS OF THE END OF SUCH [FISCAL YEAR][FISCAL QUARTER]:	$

3. FIRST LIEN LEVERAGE RATIO	:

EXHIBIT B

EXHIBIT D TO

CREDIT AGREEMENT

[FORM OF] AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$40,000,000.00	Palo Alto, California May 31, 2013

FOR VALUE RECEIVED, the undersigned SABA SOFTWARE, INC., a Delaware corporation (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”) to the Lender’s Account (as defined in the below-defined Credit Agreement), or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Million Dollars ($40,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each definition, any other term defined in this Note shall have the meaning set forth at the place defined, and any capitalized terms used herein without definition shall have the meaning set forth in that certain Amended and Restated Credit Agreement, dated as of June 27, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto from time to time, and Lender:

“Applicable Margin” means, as of any date of determination, 3.25 percentage points per annum for the Base Rate and 4.25 percentage points per annum for LIBOR;

provided that upon the occurrence of a Financial Statement Event, the applicable margin for the Base Rate or LIBOR, as applicable, shall be set forth in the following table that corresponds to the most recent First Lien Leverage Ratio calculation delivered to Lender pursuant to Section 5.03 of the Credit Agreement (the “First Lien Leverage Ratio Calculation”):

Level	First Lien Leverage Ratio Calculation	Applicable Margin for the Base Rate	Applicable Margin for LIBOR

I	If the First Lien Leverage Ratio is less than 2.0:1.0	2.25 percentage points	3.25 percentage points

II	If the First Lien Leverage Ratio is greater than or equal to 2.0:1.0 and less than to 3.0:1.0	2.75 percentage points	3.75 percentage points

III	If the First Lien Leverage Ratio is greater than or equal to 3.0:1.0	3.25 percentage points	4.25 percentage points

provided further that upon the occurrence of a NASDAQ Listing Event, the applicable margin for the Base Rate or LIBOR, as applicable, shall be set forth in the following table that corresponds to the most recent First Lien Leverage Ratio Calculation:

Level	First Lien Leverage Ratio Calculation	Applicable Margin for the Base Rate	Applicable Margin for LIBOR

I	If the First Lien Leverage Ratio is less than 2.0:1.0	2.00 percentage points	3.00 percentage points

II	If the First Lien Leverage Ratio is greater than or equal to 2.0:1.0 and less than to 3.0:1.0	2.50 percentage points	3.50 percentage points

III	If the First Lien Leverage Ratio is greater than or equal to 3.0:1.0	3.00 percentage points	4.00 percentage points

If Applicable Margin is calculated based on the First Lien Leverage Ratio Calculation: (a) it shall be based upon the most recent First Lien Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter and (b) the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Lender of the certified calculation of the First Lien Leverage Ratio pursuant to Section 5.03 of the Credit Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the First Lien Leverage Ratio contained in any certificate delivered pursuant to Section 5.03 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Lender a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Lender full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Lender to the affected obligations.

(b) “Base Rate” means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Lender to be one percent (1.00%) above Daily Three Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one-half percent (0.50%).

(c) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(d) “Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period.

(e) “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(f) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1), two (2), three (3), or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(g) “LIBOR” means the greater of:

(x) the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

and

(y) 1.25 percent per annum.

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of this Note.

(h) “Prime Rate” means at any time the rate of interest most recently announced within Wells Fargo Bank, N.A. at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo Bank, N.A.’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Lender may designate.

INTEREST:

(i) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum of the Applicable Margin plus the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Lender to be Applicable Margin plus LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Lender. With respect to each LIBOR selection hereunder, Lender is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Lender’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(j) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Lender notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Lender may permit) so long as, with respect to each LIBOR selection, (A) if requested by Lender, Borrower provides to Lender written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Lender prior to 10:00 a.m. (California) on the first day of the Fixed Rate Term, or at a later time during any Business Day if Lender, at its sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Lender, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Lender of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(k) Taxes and Regulatory Costs. (i) Borrower shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (A) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (B) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, subject to clause (c)(ii) below, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

(ii) If claiming reimbursement or compensation under this clause (d), Lender shall deliver to Borrower a notice of its intent to make such claim. Each such notice shall be delivered within the 120-day period commencing on the date the officer of Lender charged with the credit responsibility for Borrower and the Loan Documents first becomes aware of the specific facts on which such claim is to be based and shall include a certificate setting forth in reasonable detail the amount payable to Lender under this clause (c). Notwithstanding any other provision in this Note or any other Loan Document, Lender shall not be entitled to any reimbursement or compensation pursuant to this clause (c) for any period of time prior to such notice if Lender shall have not given notice within such 120-day period. The determination by Lender of any amount due pursuant to this clause (c) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(iii) Notwithstanding any other provision of this Note or any other Loan Document, Borrower shall only be liable for additional amounts pursuant to clause (c) to the extent that Lender has required similarly situated borrowers or obligors to pay comparable amounts in respect of such increased costs or reduced returns.

(l) Payment of Interest. Interest accrued on this Note at the Base Rate shall be payable on the first day of each month, commencing June 1, 2013. Interest accrued on this Note at LIBOR shall be payable on the last day of each Fixed Rate Term, but with respect to any Fixed Rate Term that is longer than three (3) months, interest shall be payable on each successive date three (3) months after the first day of such Fixed Rate Term.

(m) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note, the Credit Agreement, and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount permitted pursuant to Section 2.01(a)(i) of the Credit Agreement. The unpaid principal balance of this Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 27, 2016.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of an Authorized Person in accordance with the Credit Agreement, any one acting alone, who are authorized to request Advances and direct the disposition of any Advances until written notice of the revocation of such authority is received by the holder at the office designated above. The holder shall have no obligation to determine whether any person requesting an Advance is or has been authorized by Borrower.

(c) Application of Payments. All payments credited to principal of this Note shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Base Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Lender providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Lender immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Lender incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Lender. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.0%) above the Base Rate in effect from time to time (computed on the basis of a 360- day year, actual days elapsed).

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SABA SOFTWARE, INC.

By:

Name:

Title: